Exhibit 99.1                                NEWS RELEASE

Contact:    Jason S. Kirsch, APR
(717) 412-6200
jason.kirsch@mymetrobank.com

FOR IMMEDIATE RELEASE

Metro Bank Promotes Adam Metz to Chief Lending Officer

HARRISBURG, Pa. (July 14, 2011) - Metro Bank today announced the promotion of Adam Metz to senior vice president and chief lending officer of both the Bank and its parent company, Metro Bancorp, Inc.

Metz previously was senior vice president and area manager for Metro Bank's Harrisburg market, which consists of 17 store locations in Cumberland and Dauphin counties. He joined the bank in 2004 as vice president and middle market lending manager.

“Adam has consistently achieved strong results for Metro Bank, most recently in his position as area manager for the bank's Harrisburg market,” said Metro Bank Chairman, President and CEO Gary L. Nalbandian. “Additionally, Adam has been instrumental in mentoring commercial lending talent at Metro and advancing the unique customer service philosophy for which the bank is known. We are excited to welcome Adam into his new role and we look forward to his continued leadership.”

As chief lending officer, Metz is responsible for profitable growth in commercial, consumer and mortgage lending and for ensuring that borrowers receive Metro Bank's renowned customer service.

A resident of Camp Hill, Cumberland County, Metz serves on the board of directors of the Harrisburg Regional Chamber of Commerce. He is past event chair of the Light the Night Walk for the Leukemia and Lymphoma Society's Central Pennsylvania Chapter, past board member of the American Heart Association's Capital Region Division and past board member of the Art Association of Harrisburg.

Metz is a member of the Leadership Harrisburg Area class of 2004 and is a recipient of the Central Penn Business Journal's Forty Under 40 award. He earned his bachelor's degree in business management from Juniata College.

About Metro Bank

Metro Bank, subsidiary of Metro Bancorp Inc. (NASDAQ: METR), is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, the bank's services include seven-day banking, free checking, free instant-issue Visa debit card, free coin-counting machines, free online banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information about Metro Bank, visit mymetrobank.com.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on these statements. The Company undertakes no obligation to publicly release or update any of these statements.